FIELDPOINT PETROLEUM NAMES NEW PRESIDENT

AUSTIN, Texas December 10, 2013 /PRnewswire/ - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today that its Board of Directors has appointed Phillip H. Roberson to serve as President.

FieldPoint’s Executive Chairman, Roger Bryant, stated, “Phil’s relationship with FPP goes back several years, and we were very fortunate to have him join the company earlier this year, following the loss of our founder, Ray Reaves. Phil took over the day to day operations of the company at that time, and has worked tirelessly to see that we meet all of our operational objectives. I believe the results of these efforts will be evident at year end. In addition to these operational duties, Phil led the way to our recently announced agreement with Riley Exploration Group that will involve the re-development of an approximate 8,000 acre AMI (Area of Mutual Interest) in the Taylor Serbin Field located in south Texas. This will be the largest project that the company has ever undertaken. I am very confident that the Board of Directors has made the right decision with this appointment. Phil will be a key player in achieving our ongoing objective of building shareholder value.”

Mr. Roberson added, “I sincerely appreciate the trust that the board has shown in me.  This is a very exciting time for FieldPoint and I am thrilled to be a part of it.”

Mr. Roberson will continue to serve as the company’s Chief Financial Officer.

Prior to joining FieldPoint, Mr. Roberson was a founder of AEG Operating LLC, an independent oil and gas exploration company, where he was instrumental in the funding, acquisition and day to day operations of the firms operated and non-operated properties.  Previously, he served as a Director of Energy Investment Banking with Tejas Securities, Inc. where he assisted Exploration & Production and Energy Service companies with debt & equity offerings.  Until it was acquired by Tejas Securities, Mr. Roberson was an Equity Analyst with Arabella Securities, LLC, covering Energy and Special Situation companies. Mr. Roberson received a Bachelor of Business Administration in Finance from the University of Texas at Austin and is a licensed Certified Public Accountant.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com